UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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AUTOZONE, INC.
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123 South Front Street, Memphis, TN 38103 Phone (901) 495-6500

November 30, 2022

Dear Shareholders,

We are pleased to inform you that, consistent with our previously announced timeline to develop data-driven goals and targets by December 2022, AutoZone, Inc. has published a Supplement to its 2022 Environmental, Social and Governance Report (the “2022 ESG Supplement”). We believe the 2022 ESG Supplement, published today and inserted below, is directly responsive to the information requested by, and falls within the timeframes specified in, the majority-supported shareholder proposal presented at AutoZone’s 2021 annual meeting of shareholders.

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Supplement to the 2022 Environmental, Social & Governance Report

At AutoZone, our culture is what sets us apart. We sell auto parts, but parts are just a part of what we do. Our purpose is to passionately serve our customers, the motoring public, provide great career opportunities for our AutoZoners, positively contribute to our communities, and provide value to our shareholders. We recognize the importance of the issue of climate change and are deeply committed to creating a more equitable, sustainable and better global environment for all. We have invested considerable time, effort and resources toward improving environmental sustainability, and we are committed to continuing these investments into the future. In fact, our operating theme for fiscal year 2023 is “Accelerate Together,” and we intend to do just that, by building upon the fantastic momentum we’ve already attained and accelerating upon our Environmental, Social & Governance (“ESG”) ambitions for the future.

Net Zero Ambition

AutoZone is proud to express our ambition to achieve Net Zero greenhouse gas emissions (“GHG”) by 2050. We have been working diligently to understand the details behind this significant undertaking, and we are pleased to inform you of our short, medium and long-term GHG reduction targets that are intended to align with the Paris Agreement’s goal of maintaining global temperature rise at 1.5 degrees Celsius. However, in the interest of transparency, we recognize we still have a significant amount of work to do and are committed to moving full steam ahead.

Our Capital Allocation Strategy

An AutoZoner Always Uses Resources Wisely. It’s part of our Values. We believe our unwavering commitments to use resources wisely and achieve an appropriate return for our shareholders have been key drivers of our exceptional performance over the years. Accordingly, we have spent much time evaluating the right capital allocation strategy that will allow us to further our climate transition plans while also continuing to deliver consistently strong returns for our shareholders. We’ve also discussed this same issue during many of our shareholder engagement meetings and have appreciated the opportunity to hear direct feedback from our investors. After much debate and analysis, we have determined to lower our investment hurdle rate on meaningful environmental-related investments from 15% to 7.5%. We believe this revised hurdle rate furthers our stated objectives and also provides us with objective guideposts to ensure we continue to make prudent investment decisions. And consistent with other aspects of our business, we will use our experience and judgment to determine if and when it’s appropriate to deviate from this hurdle rate.

Our Climate Transition Goals & Plans

●	Our GHG Inventory now includes the full Enterprise. Our first GHG reduction target was focused solely on our U.S. store operations. Since the development and announcement of that goal, we have taken additional steps of measuring GHG emissions from all our operations, including outside of the U.S.
●	Our Short-Term GHG Emissions Reduction Goal. We previously announced a short-term goal of decreasing GHG emissions by 15% across scopes 1 and 2 from our U.S. store operations by 2025, measured against a 2019 baseline.
o	Progress To Date. As of the most recent measurement date, we achieved a 1% reduction in absolute emissions between FY19 and FY21, despite adding 434 new locations, or 3.1 million square feet, which increased the size of this target boundary by 7% during the same time period. We believe we are on track with our short-term emissions target and expect the trajectory of these emissions reductions to accelerate going forward.
●	Our Medium-Term GHG Emissions Reduction Goal. We have set a medium-term target to reduce Scopes 1 and 2 GHG emissions across the entire enterprise by approximately 50% by 2030, measured against a 2019 baseline.
o	Progress To Date.
➢	We are actively exploring the installation of rooftop solar energy panels at more than 100 additional retail stores.
➢	We are exploring the use of more fuel-efficient vehicles in our light-duty fleet operations. We have placed orders for 50 electric vehicles (“EVs”) for initial testing and may include hybrid or other vehicles in the pilot as well. Not only will this initiative support our efforts to lower our GHG footprint, but this will also allow us to learn more about the operational benefits and challenges of EVs and hybrid vehicles, their maintenance and failure cycles and their charging requirements. We will gain better insights into the impact on our business as EVs enter the vehicle populations we service and support, and this will ultimately enable us to continue to Put Our Customers First.
➢	We are in the final stages of procuring renewable energy credits (“RECs”) for a 10-year term. Previously, we have made significant investments to support the greening of the grid where we provided capital for the development of renewable energy projects and received investment tax credits (“ITCs”) in return. We have recently secured a new ITC opportunity in which we will also be purchasing the underlying RECs produced directly from the project we finance. These RECs are expected to be a direct incremental expense of $17 million over the 10-year period.
●	Our Long-Term GHG Emissions Reduction Goal. We aspire to achieve Net Zero GHG emissions across scopes 1 and 2 by 2050.
o	Progress to Date. We’ve identified a number of strategies to reduce our carbon footprint, such as: the use of renewable electricity (through onsite solar energy or the procurement of offsite renewable energy); having more energy-efficient buildings and heating systems; shifting to more fuel-efficient fleet vehicles; and more. We’re in the process of evaluating these various opportunities, including the investments required to execute such initiatives, the availability of necessary resources and the expected impact on our GHG emissions, ultimately with the goal of identifying the right “mix” of abatement tactics to get to Net Zero in a timely and capital-effective manner.

Governance & Engagement

●	ESG-Related Shareholder Engagement. In connection with last year’s annual meeting of shareholders, we held meetings with shareholders representing approximately 30% of the votes outstanding to discuss the shareholder proposal on climate transition plans. During those meetings, we learned that our investors:
o	were pleased with our short-term goals and wanted us to continue these efforts by developing medium- and long-term GHG emissions reductions targets;
o	wanted us to make disclosures to the CDP;
o	agreed with our belief that we must be prudent and disciplined in making ESG-related investment decisions; and
o	were generally pleased with the progress we were making but expressed support of the shareholder proposal nonetheless.
●	Our Board and Nominating & Corporate Governance Committee Exercise Strong Oversight. Our Board, both as a whole and through the Nominating & Corporate Governance Committee (“NomGov Committee”), which is made entirely of independent directors, provide direct oversight of AutoZone’s ESG strategy by challenging and engaging management on significant decisions, material investments and more. Furthermore, our General Counsel serves as the Executive Sponsor of our internal ESG Committee and attends all meetings of the NomGov Committee. During these meetings, our NomGov Committee members engage in direct dialogue and receive regular updates regarding ESG initiatives and ESG-related shareholder engagement efforts.
●	Our ESG Steering Committee includes Executive Leadership. This Committee includes our Chairman, President & Chief Executive Officer, our General Counsel, our Chief Financial Officer and our Executive Vice President of International, IT and ALLDATA (with over 35 years of experience in AutoZone Store Operations), among other functional area leaders. The ESG Steering Committee provides executive oversight of our ESG initiatives and provides routine updates to the full Executive Committee (the most senior management governing body) and Board of Directors.
●	We continued to Engage with the Shareholder Proponent. We have continued to engage in productive dialogue with As You Sow, the proponent of last year’s shareholder proposal.

Annual Reporting

Starting in April of 2023, we intend to transition to an annual ESG reporting cadence. We believe this new approach, which is responsive to direct feedback we heard from our shareholders, will enable us to deliver important information to you in a timely and predictable manner.  We intend to continue reporting information aligned to the SASB and GRI indices.

Living our Pledge & Values

We strive for meaningful, enduring change that will be impactful to all stakeholders - our customers, employees, communities, and shareholders. We have operated with the highest integrity for over 40 years and honor our commitments; we do not make them lightly. We serve millions of customers every week by coming together as a team of over 112,000 AutoZoners; by providing Wow! Customer Service in our more than 6,900 stores; by leveraging our network of more than a dozen distribution centers, hundreds of fleet vehicles and global store support centers; and by partnering with thousands of suppliers and vendors in all facets of our business. We are excited by the road ahead and look forward to keeping our various stakeholders updated on the great progress we make.

Forward-looking Statements

Certain statements herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and are typically identified by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential,” “aim,” “commit” and “forecast,” and other words, terms and phrases of similar meaning.  These forward-looking statements include, but are not limited to, our GHG emissions reduction goals, our ambition to reach net zero emissions by 2050, and steps we hope that will help us achieve these. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, targets, assumptions, risks and uncertainties. These statements speak only as of the date they are originally made and are based on management’s current expectations and are subject to known and unknown risks, uncertainties, changes in circumstances, and assumptions that are difficult to predict and are often beyond our control. These statements are not guarantees of future results, occurrences, fulfillment or performance. Actual results and outcomes may differ materially from those expressed in or implied by any of these forward-looking statements due to a variety of factors, including, among others, global socio-demographic and economic trends, climate-related conditions and weather events, legislative and regulatory changes, the ability to consummate contractual arrangements on contemplated or otherwise desirable terms and other unforeseen events or conditions. You should not place undue reliance on any forward-looking statement. Factors that could cause actual results to differ materially from those described in forward-looking statements can be found in our filings with the SEC, including, without limitation, the “Risk Factors” section of our 2022 Annual Report on Form 10-K, quarterly reports on Form 10-Q and disclosures available on our corporate website. In addition, other risks and uncertainties not presently known to the Company or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.